Exhibit 19

INSIDER TRADING POLICY

This material was prepared by Patria, as defined below, and may not be copied, reproduced, or distributed without its prior and express consent.

Data Sheet

Title:	Insider Trading Policy

Responsible Area:	Compliance

Description:	The purpose of this Policy is to set forth the insider trading policies and procedures governing the purchase, sale, and/or other dispositions of Patria securities by directors, officers and employees of Patria Group that are reasonably designed to promote compliance with insider trading laws, rules and regulations, and any listing standards applicable to Patria Group.

Intended for:	All Covered Persons, as defined below

Prepared by:	Compliance

Approved by:	Board of Directors

Available at:	Patria Group’s intranet and website

Approval Date:	04 February 2025

Last review:	04 February 2025

SUMMARY

1.	DEFINITIONS	1
2.	INTRODUCTION	3
3.	SCOPE	4
4.	GENERAL PROHIBITION	4
5.	THE TRADING WINDOW	5
6.	AVOID SPECULATION	5
7.	HEDGING AND DERIVATIVES	6
8.	PLEDGING OF SECURITIES, MARGIN ACCOUNTS	6
9.	QUESTIONS AND INFORMATION	6
10.	DISCIPLINARY ACTIONS	6
11.	MODIFICATION OR REVISION	6
APPENDIX A		7
APPENDIX B		10

1. DEFINITIONS

For the purposes of this Policy, the following definitions apply:

Compliance: Patria Group’s Compliance team and personnel, responsible for complying with the guidelines established for Patria Group’s integrity program.

Compliance Committee: the committee responsible for assisting Patria Group’s Board of Directors in its oversight of (i) compliance and anti-money laundering policies, procedures, and initiatives; (ii) the reports received through Patria Group’s Guidance and Reporting Channel, (iii) the compliance activities along with the process and internal controls; (iv) compliance with laws and regulations; and (v) legal, regulatory and compliance risks.

Confidential Investment Information means:

(i)	MNPI about specific securities or issuers of such securities, including suppliers, customers, or competitors of Patria Group;

(ii)	non-public proprietary information about investment or trading activities (including information about or held by Patria Group thereof), including non-public proprietary information regarding transactions, positions or interests in specific securities held by advisory clients or advisory clients of affiliated investment advisers (including individual and institutional managed account clients, funds and other investment vehicles, as applicable), proposed (or declined) transactions in specific securities or trading strategies in specific securities on behalf of such advisory clients;

(iii)	information about a specific security or issuer of a security provided to or obtained by Patria Group (or any member or affiliate thereof), as the case may be, pursuant to a confidentiality agreement, agreement not to trade (e.g., a standstill), or similar arrangement or which is otherwise subject to a duty of trust or confidentiality;

(iv)	non-public information and data on past, current or anticipated trades or positions in commodities interests; and

(v)	non-public information relating to any Portfolio Companies held by Patria’s Funds (or any particular Investment Strategy thereof) or advisory clients and the activities and operations of such Portfolio Companies.

Covered Persons: all of Patria Group’s Employees as well as (a) spouses, domestic partners and minor children (even if financially independent) of such Managers or Employees, (b) anyone to whom such Employees provide significant financial support and (c) other people who gain access to MNPI or are otherwise designated from time to time by Patria Group, in its discretion, as subject to this Policy and informed of such status by Compliance, which includes (1) any account over which Employees and the persons listed above have or share the power, directly or indirectly, to make investment decisions (whether or not such persons have a financial interest in the account) and (2) those accounts established or maintained by such persons with their consent or knowledge and in which such persons have a direct or indirect financial interest.

Employee(s): all of Patria Group’s Managers, workers, and employees, as well as those individuals who hold a job, function, position or employment, commercial, professional, contractual or trust relationship with Patria Group.

Insider Trading Laws: all applicable laws and regulations designed to prevent the misuse of MNPI.

Investment Activity: investment activities performed by Patria Group, including, but not limited to, private equity, real estate, infrastructure, credit and public equities.

Investment Teams and Investment Professionals: all investment professionals dedicated to Patria Group’s Investment Activities (including, but not limited to, portfolio managers, analysts, traders and other Covered Persons involved in identifying, evaluating, purchasing, monitoring, managing, disposing of or hedging of investments or in the trading of securities).

Manager(s): all officers and directors of all Patria Group’s entities.

MNPI: material non-public information. Please see Appendix A for a list of non-exhaustive examples of what constitutes MNPI.

Patria or PIL or PAX: Patria Investments Limited.

Patria Group: Patria Investments Limited, its subsidiaries and affiliate companies.

Patria Group Insider Trading Policies: all policies and procedures developed by Patria Group to avoid insider trading situations, including, but not limited to, Patria Group’s Code of Ethics, and the Insider Trading Prevention Procedures.

Policy: this Insider Trading Policy.

Portfolio Companies: all the investee companies that are part of the investment portfolio of the funds advised or managed by Patria Group.

Securities: Patria Group’s and Portfolio Companies’ securities, including common shares, options for common shares, debt securities and any other securities that they may issue from time to time, such as preferred stock, warrants and convertible debentures, as well as to derivative securities relating to their securities, including securities exchangeable into Patria Group’s and Portfolio Companies’ securities, depositary receipts, whether or not issued by them, such as exchange-traded options, as well as quotas of investment funds which invest predominantly in Patria Group’s securities and derivative transactions (including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds or other derivatives) that are designed to hedge or speculate on any change in the market value of Patria Group’s securities.

Third Parties: suppliers and providers of goods and services, representatives, intermediary agents, attorneys, technical consultants, dispatchers, external associates and/or any other third parties acting on behalf, benefit and/or interest of Patria Group.

Trading Window: means the date starting on the first business day following an earnings release with respect to the preceding quarter and ending on the fifteenth day preceding the next earnings release date of the then current quarter, subject to the restrictions set out in the Patria Group’s Personal Investment Policy.

2. INTRODUCTION

Patria Group, through its Covered Persons, may receive Confidential Investment Information in the ordinary course of the firm’s Investment Activities. Also, the U.S. laws, as well as Brazilian and other foreign jurisdictions laws, prohibit trading in the equity or debt securities of a company while in possession of MNPI about a company. Therefore, for the purpose of complying with such laws, and preventing insider trading violations by the Covered Persons, Patria Group has developed this Policy.

This Policy sets up the restrictions to all transactions with PAX securities, including but not limited to common shares, preferred stock, options, debt securities, convertible debentures, warrants and any other securities Patria Group may issue from time to time.

Although these limitations do not apply to transactions pursuant to predetermined plans for trading securities that comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the entry into, adoption, amendment, suspension, or termination of any such predetermined trading plan is subject to preapproval requirements and other limitations.

Covered Persons are reminded that continued compliance is required with other Patria Group policies and procedures, and this Policy should be read in tandem with, and supplements, all Patria Group Insider Trading Policies, which subject Covered Persons to certain restrictions relating to the possession, use and dissemination of MNPI regarding securities or issuers of securities.

3. SCOPE

The provisions and guidelines provided in this Policy are applicable to all Covered Persons.

All Employees of Patria Group are subject to the restrictions on trading in Securities. The U.S. securities laws may be applicable to trades in Securities executed outside the U.S., as well as to the securities of Patria Group’s subsidiaries or affiliates, even if they are located outside the United States.

Covered Persons’ personal investments will be treated in accordance with the Annex I of the Personal Investment Policy in the Compliance Manual.

4. GENERAL PROHIBITION

The Covered Persons, while in possession of Confidential Investment Information regarding PIL or the Portfolio Companies, must not:

I.	place a purchase or sale order, or recommend that another person place a purchase or sale order or otherwise engage in any transactions, directly or indirectly, with any Securities, as defined in this Policy;

II.	make recommendations or express opinions about trading in PAX or Portfolio Companies Securities on the basis of such information;

III.	disclose such information to any Third Party, including family or household members, except to persons within Patria Group whose positions require them to know it. No Covered Person should discuss such information in public places or in common areas on Patria Group property; or

IV.	assist anyone in the above activities.

The above prohibitions also apply to Covered Persons trading securities of any company while in possession of MNPI relating to such company, when such MNPI is obtained in the course of employment with, or other services performed on behalf of, the entities of Patria Group.

The vesting of stock options by Employees in the context of long-term incentive plans is not subject to this Policy. However, the trading of Securities acquired by way of the vesting of stock options in the context of long-term incentive plans shall be subject to the terms of this Policy.

5. THE TRADING WINDOW

All Covered Persons shall be prohibited from trading or otherwise effecting transactions in the PAX Securities, except in the Trading Window.

Compliance may, on an ad hoc basis, determine that no trades may occur even during the Trading Window. This may occur as a result of an on-going business transaction, a cyber- breach, or any material development that has not yet been publicly disclosed. The closing of the Trading Window by instruction of Compliance may itself constitute MNPI and shall not be disclosed.

No trading is permitted outside the Trading Window except with the prior approval of the Compliance.

The foregoing Trading Window restrictions do not apply to transactions pursuant to written plans for trading securities that comply with Rule 10b5-1 under the Securities Exchange Act of 1934 (“10b5-1 Plans”). However, the Covered Persons may not enter into, amend or terminate a 10b5-1 Plan relating to Securities without the prior approval of the Compliance, which will only be given during a Trading Window and if the Covered Persons do not possess MNPI.

6. AVOID SPECULATION

Investment in the Patria Group and sharing information shall not be driven by short range speculation based on fluctuations in the capital markets. Speculative trading puts personal gain of Covered Persons in conflict with the best interests of the Patria Group and its shareholders and speculating in Patria Group Securities is not part of the Patria culture.

7. HEDGING AND DERIVATIVES

Covered Persons are prohibited from engaging in any derivative transactions (including but not limited to transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds or other derivatives) that are designed to hedge or speculate on any change in the market value of the Securities.

When a person enters into derivative transactions involving their employer’s stock, it may arouse suspicion in the eyes of the capital market regulators that the person was trading while in possession of MNPI. It is difficult for a Covered Person to prove that the trade was done while not in possession of MNPI and could result in severe liabilities for all those involved.

8. PLEDGING OF SECURITIES, MARGIN ACCOUNTS

While pledging PAX Securities is not prohibited, Covered Persons should be aware of the risks arising out of such practice. By way of example, Securities held in a margin account may be sold by a broker without the Covered Persons consent if the Covered Person fails to meet a margin call. Because such a sale may occur at a time when a Covered Person is not permitted to trade in Patria Group Securities, Covered Persons should be conscious of the related risks with pledging PAX Securities.

9. QUESTIONS AND INFORMATION

If a Covered Person is unsure whether the particular information they possess is Confidential Investment Information, the Covered Person should consult with the Compliance team, who can determine whether such information is Confidential Investment Information.

Any questions or queries on the procedures and information provided in this Policy may be addressed to the Compliance team at compliance@patria.com.

10. DISCIPLINARY ACTIONS

Any failure to comply with this Policy must be reported to Compliance and assessed by the Compliance Committee. The Compliance Committee will then assess whether disciplinary actions are required. The use of the internal disciplinary sphere is not intended to limit the implementation of appropriate legal measures to repair any damage caused to Patria or its customers and investors, who may take the appropriate actions for possible compensation, including money compensation, if applicable. Also, civil and criminal penalties for these activities may be severe. See Appendix A for additional information.

11. MODIFICATION OR REVISION

This Policy shall be reviewed periodically, as determined by the Compliance. Any material amendments to this Policy must be approved by the Board of Directors.

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APPENDIX A

1.	Elements of Insider Trading

●	The general rule can be stated as follows: It is a violation of federal securities laws for any person to buy or sell securities if he or she is in possession of material non-public information (“MNPI”).

●	The mere perception that a Covered Person traded with the knowledge of MNPI could harm the reputation of both Patria Group and such person.

●	Using a “manipulative or deceptive device” in connection with the purchase or sale of a security (see Section 10(b) of the Exchange Act; SEC Rule 10b-5).

●	This includes:

○	buying or selling a security while in possession of material non-public information about that security or the issuer or that security or

○	providing material non-public information about a security or an issuer of a security to someone else who trades;

○	in each case in violation of duty (including, for example, duties arising from director/observer status and non-disclosure agreements).

●	It is illegal for any person in possession of MNPI to provide other people with such information or to recommend that they buy or sell the securities. (This is called “tipping”.) In that case, they may both be held liable.

●	Civil and criminal penalties for these activities are severe. A breach of the insider trading laws could expose the insider or anyone who trades on information provided by an insider to criminal fines up to three times the profits earned and imprisonment up to ten years, in addition to civil penalties (up to three times of the profits earned), and injunctive actions.

2.	What is “Material”?

●	Non-public information does not belong to the individual Covered Person who may handle it or otherwise become knowledgeable about it. It is an asset of Patria Group. For any person to use such information for personal benefit or to disclose it to others outside Patria Group violates Patria Group’s interests.

●	Information is material if there is substantial likelihood that a reasonable investor, in deciding whether to buy or sell, would find the information important based on the total mix of information in the market.

●	Material information can be favorable or unfavorable.

●	Information does not need to be specific.

●	Materiality should be considered at the time of the proposed trade/investment, and information that was once material may become stale.

●	For undisclosed anticipated events, materiality depends in part on balancing the indicated probability of the event occurring and the anticipated magnitude of the event.

●	Regulators evaluate materiality in hindsight.

●	Inferences based on the movement of a security.

●	Inferences based on trader’s conduct (e.g., the timing of trade).

●	Some examples of information that could be considered material include:

○	Significant changes in key performance indicators of the respective entity in the Patria Group;

○	Actual, anticipated or targeted earnings and dividends and other financial information;

○	Financial, sales and other significant internal business forecasts, or a change in previously released estimates;

○	Mergers, business acquisitions or dispositions, or the expansion or curtailment of operations;

○	Significant events affecting the respective entity in Patria Group’s operations, including any breach of information systems that compromises the functioning of such entity’s information or other systems or results in the exposure or loss of customer information, in particular personal information;

○	New equity or debt offerings or significant borrowing;

○	Changes in debt ratings, or analyst upgrades or downgrades of any entity of the Patria Group or one of its securities;

○	Significant changes in accounting treatment, write-offs or effective tax rate;

○	Significant litigation or governmental investigation;

○	Changes in top management; and

○	Stock splits or other corporate actions.

●	If it is not clear whether non-public information is material, it should be treated as if it was material.

3.	What is “Non-Public”?

●	Information that has not been publicly disclosed in a manner making it available generally on a broad-based non-exclusionary basis (e.g., the filing of an 6-K) to the general public (equities) and to all holders of an instrument (loan and credit markets).

●	This generally means allowing time after dissemination of the information to the public before trading to allow the markets to absorb the information.

●	For public security, if a stock price has stabilized after the public dissemination of the information, it is generally safe to conclude that the information has been absorbed by the market.

●	Whether information has become “public” depends on the nature of the security.

●	Parties can sometimes take steps to “cleanse” the market through appropriate disclosure to relevant parties.

●	If it is not clear whether material information has been sufficiently publicized, it should be treated as if it is non-public information.

Any questions regarding whether information constitutes material non-public information (or MNPI) should be directed to the Compliance team at compliance@patria.com.

* * * *

APPENDIX B

Other Limitations on Securities Transactions

1. PUBLIC RESALES – RULE 144

The U.S. Securities Act (the “Securities Act”) requires every person who offers or sells a security to register such transaction with the SEC unless an exemption from registration is available. Rule 144 under the Securities Act is the exemption typically relied upon for (i) public resales by any person of “restricted securities” (i.e., unregistered securities acquired in a private offering or sale) and (ii) public resales by directors, officers and other control persons of a company (known as “affiliates”) of any of PIL’s securities, whether restricted or unrestricted.

The exemption in Rule 144 may only be relied upon if certain conditions are met. These conditions vary based upon whether PIL has been subject to the SEC’s reporting requirements for 90 days (and is therefore a “reporting company” for purposes of the rule) and whether the person seeking to sell the securities is an affiliate or not. Application of the rule is complex and Covered Persons should not make a sale of Securities in reliance on Rule 144 without obtaining the approval of Compliance, who may require the Covered Person to obtain an outside legal opinion satisfactory to Compliance concluding that the proposed sale qualifies for the Rule 144 exemption.

A. Holding Period. Restricted securities issued by a reporting company (i.e., a company that has been subject to the SEC’s reporting requirements for at least 90 days) must be held and fully paid for a period of six months prior to their sale. Restricted securities issued by a non-reporting company are subject to a one-year holding period. The holding period requirement does not apply to securities held by affiliates that were acquired either in the open market or in a public offering of securities registered under the Securities Act. Generally, if the seller acquired the securities from someone other than PIL or its affiliates, the holding period of the person from whom the seller acquired such securities can be “tacked” to the seller’s holding period in determining if the holding period has been satisfied.

B. Current Public Information. Current information about PIL must be publicly available before the sale can be made. PIL’s periodic reports filed with the SEC ordinarily satisfy this requirement. If the seller is not an affiliate of PIL (and has not been an affiliate for at least three months) and one year has passed since the securities were acquired from PIL or one of its affiliates (whichever is later), the seller can sell the securities without regard to the current public information requirement.

Rule 144 also imposes the following additional conditions on sales by persons who are “affiliates.” A person or entity is considered an “affiliate,” and therefore subject to these additional conditions, if it is currently an affiliate or has been an affiliate within the previous three months:

A. Volume Limitations. The amount of debt securities that can be sold by an affiliate [and by certain persons associated with the affiliate] during any three-month period cannot exceed 10% of a tranche (or class when the securities are non-participatory preferred stock), together with all sales of securities of the same tranche sold for the account of the affiliate. The amount of equity securities that can be sold by an affiliate during any three-month period cannot exceed the greater of (i) one percent of the outstanding shares of the class or (ii) the average weekly reported trading volume for shares of the class during the four calendar weeks preceding the time the order to sell is received by the broker or executed directly with a market maker.

B. Manner of Sale. Equity securities held by affiliates must be sold in unsolicited brokers’ transactions, directly to a market-maker or in riskless principal transactions.

C. Notice of Sale. An affiliate seller must file a notice of the proposed sale with the SEC at the time the order to sell is placed with the broker, unless the amount to be sold neither exceeds 5,000 shares nor involves sale proceeds greater than $50,000. See “Filing Requirements”.

Bona fide gifts are not deemed to involve sales of shares for purposes of Rule 144, so they can be made at any time without limitation on the amount of the gift. Donees who receive restricted securities from an affiliate generally will be subject to the same restrictions under Rule 144 that would have applied to the donor, depending on the circumstances.

2. PRIVATE RESALES

PIL Managers also may sell securities in a private transaction without registration pursuant to Section 4(a)(7) of the Securities Act, which allows resales of shares of reporting companies to accredited investors, provided that the sale is not solicited by any form of general solicitation or advertising. There are a number of additional requirements, including that the seller and persons participating in the sale on a remunerated basis are not “bad actors” under Rule 506(d)(1) of Regulation D or otherwise subject to certain statutory disqualifications; PIL is engaged in a business and not in bankruptcy; and the securities offered have been outstanding for at least 90 days and are not part of an unsold underwriter’s allotment. Private resales must be reviewed in advance by Compliance and may require the participation of outside counsel.

3. RESTRICTIONS ON PURCHASES OF COMPANY SECURITIES

In order to prevent market manipulation, the SEC adopted Regulation M under the U.S. Securities Exchange Act of 1934 (the “Exchange Act”). Regulation M generally restricts PIL or any of its affiliates from buying PIL Securities, including as part of a share buyback program, in the open market during certain periods while a distribution, such as a public offering, is taking place. You should consult with Compliance, if you desire to make purchases of PIL Securities during any period in which PIL is conducting an offering. Similar considerations may apply during period when PIL is conducting or has announced a tender offer.

4. FILING REQUIREMENTS

A. Schedule 13D and 13G

Section 13(d) of the Exchange Act requires the filing of a statement on Schedule 13D (or on Schedule 13G, in certain limited circumstances) by any person or group that acquires beneficial ownership of more than five percent of a class of equity securities registered under the Exchange Act. The threshold for reporting is met if the stock owned, when coupled with the amount of stock subject to options exercisable within 60 days, exceeds the five percent limit.

A report on Schedule 13D is required to be filed with the SEC and submitted to PIL within ten days after the reporting threshold is reached. If a material change occurs in the facts set forth in the Schedule 13D, such as an increase or decrease of one percent or more in the percentage of stock beneficially owned, an amendment disclosing the change must be filed promptly. A decrease in beneficial ownership to less than five percent is per se material and must be reported. Schedule 13G reporting, which is more limited and subject to fewer updating requirements that 13D, is generally available for equity securities acquired before the PIL’s IPO.

A limited category of persons (such as banks, broker-dealers and insurance companies) may file on Schedule 13G, which is a much-abbreviated version of Schedule 13D, as long as the securities were acquired in the ordinary course of business and not with the purpose or effect of changing or influencing the control of PIL. A report on Schedule 13G is required to be filed with the SEC and submitted to PIL within 45 days after the end of the calendar year in which the reporting threshold is reached.

A person is deemed the beneficial owner of securities for purposes of Section 13(d) if such person has or shares voting power (i.e., the power to vote or direct the voting of the securities) or dispositive power (i.e., the power to sell or direct the sale of the securities). A person filing a Schedule 13D or 13G may disclaim beneficial ownership of any securities attributed to him or her if he or she believes there is a reasonable basis for doing so.

B. Form 144

As described above under the discussion of Rule 144, an affiliate seller relying on Rule 144 must file a notice of proposed sale with the SEC at the time the order to sell is placed with the broker unless the amount to be sold during any three-month period neither exceeds 5,000 shares nor involves sale proceeds greater than $50,000.